Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Experts” and to the use of our report dated January 14, 2003 in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-109752) and related Prospectus of SupportSoft, Inc. for the registration of 6,900,000 shares of its Common Stock and to the incorporation by reference therein of our report dated January 14, 2003 with respect to the consolidated financial statements of SupportSoft, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

October 29, 2003